EXHIBIT 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX  77002

NEWS RELEASE

Contact:       Scott Winters
                      Vice President - Investor Relations
                      713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION & PRODUCTION COMPANY ANNOUNCES EXPIRATION
AND RESULTS OF TENDER OFFERS AND CONSENT SOLICITATIONS FOR
SENIOR SUBORDINATED NOTES OF POGO PRODUCING COMPANY LLC

Houston, Texas - November 20, 2007 – Plains Exploration & Production Company (NYSE: PXP) ("PXP") announced today the expiration and final results of three separate tender offers and consent solicitations for any and all of the outstanding 7.875% Senior Subordinated Notes due 2013 (the “7.875% Notes”), 6.625% Senior Subordinated Notes due 2015 (the “6.625% Notes”) and 6.875% Senior Subordinated Notes due 2017 (the “6.875% Notes”) (CUSIP Nos. 730448 AV 9, 730448 AR 8 and 730448 AT 4, respectively) of Pogo Producing Company LLC (“Pogo”), a wholly-owned subsidiary of PXP and successor to Pogo Producing Company, which PXP acquired on November 6, 2007.

The tender offers and consent solicitations expired immediately after 5:00 p.m., New York City Time, on November 20, 2007 (the “Expiration Date”).  Pogo expects to accept for payment and pay for notes from holders of:

•	$449,250,000.00 in aggregate principal amount, or 99.833 percent, of the 7.875% Notes,
•	$299,725,000.00 in aggregate principal amount, or 99.908 percent, of the 6.625% Notes and
•	$499,945,000.00 in aggregate principal amount, or 99.989 percent, of the 6.875% Notes.

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The total amount to be paid by Pogo to noteholders in connection with the tender offers and consent solicitations is approximately $1,290.9 million, plus approximately $10.4 million in unpaid interest accrued to the payment date.

Holders who validly tendered, and did not validly withdraw, their notes prior to the Expiration Date, will receive the total consideration, which (excluding accrued and unpaid interest) is $1,040.00 (including a $30.00 consent payment) for each $1,000 principal amount of the 7.875% Notes and $1,030.00 (including a $20.00 consent payment) for each $1,000 principal amount of the 6.625% and 6.875% Notes so tendered.  All noteholders who validly tendered and did not withdraw their notes prior to the Expiration Date will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

As a result of receiving consents from holders of a majority in outstanding principal amount of each series of notes, Pogo executed supplemental indentures amending the indentures governing each series of notes. The supplemental indentures eliminated substantially all of the restrictive covenants previously set forth in the indentures as well as certain events of default and other related provisions.

Pogo retained J.P. Morgan Securities Inc. to serve as the Dealer Manager and Solicitation Agent for each tender offer and consent solicitation. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent at (800) 322-2885. Questions regarding the tender offers and consent solicitation may be directed to J.P. Morgan Securities Inc. by calling collect at (212) 270-3994.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offers and consent solicitations were made solely by Pogo’s Offer to Purchase and Consent Solicitation Statement dated October 3, 2007.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: California, Rockies, Permian Basin, Texas Panhandle, South Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding:

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* effective integration of Pogo,
* reserve and production estimates,
* oil and gas prices,
* the impact of derivative positions,
* production expense estimates,
* cash flow estimates,
* future financial performance,
* planned capital expenditures, and
* other matters that are discussed in PXP's filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.  Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC.  Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.  Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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